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                                                                     EXHIBIT 5.3



                                                 March 13, 1995



Zeneca Group PLC
15 Stanhope Gate
London W1Y 6LN
England

Dear Sirs:

     We are acting as special U.S. counsel to Zeneca Group PLC ("Zeneca") in connection with the Registration Statement of Form F-4 (the "Registration Statement") filed with the United States Securities and Exchange Commission by Zeneca for the purpose of registering under the United States Securities Act of 1933 (the "Act") Zeneca's contingent put obligations described below (the "Contingent Obligations"). The Contingent Obligations arise pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 22, 1994 among Salick Health Care, Inc., Zeneca Limited and Atkemix Thirty-Nine Inc. and the Assignment Agreement dated January 26, 1995 between Zeneca Limited and Zeneca. We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

     Based on the foregoing, and assuming due authorization by all necessary action by Zeneca under applicable English law, we are of the opinion that upon consummation of the Merger (as defined in the Merger Agreement) the Contingent Obligations will constitute valid and binding obligations of Zeneca.

     We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. In expressing our opinion herein, we have, without independent investigation, relied as to all matters of English law upon the opinion of Graeme H.R. Musker, Group Solicitor of Zeneca, which has been filed as an exhibit to the
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Zeneca Group PLC                         2                       March 13, 1995


Registration Statement. Our opinion is, insofar as such laws are concerned, subject to the assumptions, qualifications and exceptions contained in such opinion of Graeme H.R. Musker.

     We hereby consent to the use of our name under the Caption "Legal Matters" in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.

                                          Very truly yours,

                                          By: /s/ DAVIS POLK & WARDWELL
                                             --------------------------
                                                Davis Polk & Wardwell